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                                                                   EXHIBIT NO. 4
                      SECOND AMENDMENT TO RIGHTS AGREEMENT


             THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of August 2, 1995, is between Fabri-Centers of America, Inc., an Ohio corporation (the "Company"), and Society National Bank, as successor by merger to Ameritrust Company National Association (the "Rights Agent"). This Amendment amends the Rights Agreement, dated October 22, 1990, between the Company and the Rights Agent, as amended by First Amendment to Rights Agreement, dated as of March 9, 1992 (the "Rights Agreement").

                             W I T N E S S E T H:
                             - - - - - - - - - -

             WHEREAS, the Board of Directors has approved and submitted to the shareholders of the Company for adoption an amendment to the Company's 1992 Amended Articles of Incorporation to (i) provide for two classes of common stock, one voting class designated as Class A Common Shares, without par value (the "Class A Shares"), and a new nonvoting class designated as Class B Common Shares, without par value (the "Class B Shares"); (ii) change each issued share of the Company's Common Shares, without par value (the "Existing Common Shares"), into (a) one Class A Share and (b) one Class B Share; (iii) increase the total number of authorized shares of capital stock of the Company; and (iv) clarify the circumstances under which the Company may purchase and sell its own shares (collectively, the "Recapitalization Amendment");
             WHEREAS, the Recapitalization Amendment has been approved by the shareholders and it will become effective when it is filed as an amendment to the Company's 1992 Amended Articles of Incorporation with the Secretary of State of the State of Ohio ("Effective Time");
             WHEREAS, as a result of the Recapitalization Amendment, certain amendments to the Rights Agreement are necessary and appropriate to reflect the change in the Company's capital structure after the Effective Time of the Recapitalization Amendment; and
             WHEREAS, Section 26(iii) of the Rights Agreement provides that prior to the occurrence of a Triggering Event, the Company may amend the Rights Agreement in any way the Board of Directors of the Company deems to be desirable and in the best interests of the Company and its shareholders.





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             NOW, THEREFORE, the Company and Rights Agent agree that the Rights
Agreement be amended as set forth herein:
             1. Section 1(g) of the Rights Agreement hereby is amended by deleting the existing Section 1(g) in its entirety and replacing it with the following:
                     "(g)      "Common Shares" when used with reference to the
         Company means the Class A Common Shares, without par value, of the Company, except that, if the Company is the continuing or surviving corporation in a transaction described in Section 13(a)(y), "Common Shares" when used with reference to the Company means the shares with the greatest aggregate voting power of the Company or, if the Company is ultimately controlled by another corporation, business trust, limited partnership, joint venture, or other organization, the shares or other equity interests of the other organization that have the greatest aggregate voting power and do not generally subject the holder to liability for the liabilities of the organization. "Common Shares" when used with reference to any corporation, business trust, limited partnership, joint venture, or other organization other than the Company means the shares or other equity interest of the other organization that have the greatest aggregate voting power and do not generally subject the holder to liability for the liabilities of the organization."
             2.      The adjustment to number and type of Existing Common
Shares issuable upon the exercise of the Rights provided for by Section 11(a)(i)(D) of the Rights Agreement shall not be applicable to the issuance of the Class A Shares and Class B Shares pursuant to the terms of the Recapitalization Amendment. Upon the effectiveness of the Recapitalization Amendment, each issued Right shall initially represent the right to purchase one Class A Share and, subject to the provisions of Section 3 of the Rights Agreement, will be evidenced by a certificate for Class A Shares. No Rights will be associated with Class B Shares issued as a result of the Recapitalization Amendment or thereafter. Notwithstanding the foregoing, the adjustments to the Purchase Price and Exercise Price provided for by Section 11 of the Rights Agreements and to the Redemption Price provided for by Section 23(a) of the Rights Agreement shall not be effected by the Amendment.
             3. The form of the Rights Certificate attached as Exhibit A to the Rights Agreement shall be appropriately amended to reflect the amendments contained in this Amendment in the event such Rights Certificate





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is issued pursuant to Section 3(a) of the Rights Agreement.
             4. Schedule 1 to this Amendment sets forth a Summary of Rights to Purchase Common Shares (As Amended as of August 2, 1995) that updates and replaces the Summary of Rights to Purchase Common Shares attached asExhibit B to the Rights Agreement to reflect the amendments contained in this Amendment and the effectiveness of the Recapitalization Amendment.
             5. This Amendment shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns.
             6. Except as amended by this Amendment, all other provisions of the Rights Agreement shall remain in full force and effect and are unchanged hereby.
             7. Unless otherwise defined herein, all defined terms used herein shall have the meanings given to them in the Rights Agreement.
             8. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts to be made and performed entirely within that State.
             9. This Amendment shall be effective as of the Effective Time of the Recapitalization Amendment.
             IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                        FABRI-CENTERS OF AMERICA, INC.


                                        By /s/ Alan Rosskamm
                                           ----------------------------------
                                           Name: Alan Rosskamm
                                           Title: Chairman of the Board


                                        SOCIETY NATIONAL BANK


                                        By /s/ Laura S. Kress
                                           ----------------------------------
                                           Name: Laura S. Kress
                                           Title: Trust Officer and Assistant
                                                  Secretary





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                                                                      Schedule 1


                         SUMMARY OF RIGHTS TO PURCHASE
                             CLASS A COMMON SHARES
                       (As Amended as of August 2, 1995)


             The Board of Directors of Fabri-Centers of America, Inc. ("Fabri-Centers") on October 22, 1990 declared a dividend consisting of rights to purchase shares of Common Stock of Fabri-Centers ("Common Shares"). One of the rights was distributed to the holder of each Common Share outstanding on November 6, 1990, the record date for the distribution. Rights have been distributed and are also distributable with Common Shares issued by Fabri-Centers after the record date but before the expiration of the rights or the occurrence of a "flip-in" event or "flip-over" event, which are described below.

             On August 2, 1995, Fabri-Centers converted each issued Common Share into one Class A Common Share, without par value ("Class A Common Share"), and one Class B Common Share, without par value ("Class B Common Share"), pursuant to an amendment to its articles of incorporation. In connection therewith, the Company executed an amendment to the Rights Agreement to provide that rights would thereafter only be associated with Class A Common Shares.

             When the rights become exercisable, the holder of each of the rights will be entitled to purchase one Class A Common Share of Fabri-Centers for $105.75. The rights will become exercisable 20 days after the earlier of
(1) a public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding Class A Common Shares, (2) a public announcement that the Board of Directors has declared a person or group to be an "adverse person," as described below, or (3) the commencement of, or announcement of an intention to commence, a tender offer or exchange offer that would result in the beneficial ownership of 20% or more of the outstanding Class A Common Shares by a person or group. An "adverse person" is defined as a person or group that is declared to be adverse by the Board of Directors of Fabri-Centers upon a determination that (a) the person or group is, or has announced an intention to become, the beneficial owner of a substantial number of Class A Common Shares (which may not be less than 10% of the outstanding Class A Common Shares) and (b) ownership of the Class A Common Shares by that person or group is intended or likely to result in consequences that are not in the long-term interests of Fabri- Centers and its shareholders.

             Until the rights become exercisable, they will trade with the Class A Common Shares, and any transfer of Class A Common Shares will also constitute a transfer of the associated rights. When the rights become exercisable, they will begin to trade separately and apart from the Class A Common Shares. At that time, separate certificates representing the rights will be mailed to holders.

             Twenty days after certain events occur, each of the rights will "flip-in" and become the right to purchase one Class A Common Share of Fabri-Centers for $0.50. Upon the occurrence of these events, rights held by and "adverse person," or by a person or group that beneficially owns 20% or more of the outstanding Class A Common Shares, will become void. These events are (1) the beneficial ownership by a person or group of 20% or more of the outstanding Class A Common Shares (unless the person or group acquired the shares in a tender offer or exchange offer for all outstanding Class A Common Shares at a price and on other terms that the Board of Directors determines to be fair to Fabri-Centers and its shareholders), (2) the declaration by the Board of Directors that a person or group has become an "adverse person," or
(3) the occurrence of certain business combinations between Fabri-Centers and a person or group that beneficially owns 20% or more of the outstanding Class A Common Shares.

             If Fabri-Centers is acquired in a merger or consolidation, or 50% or more of its assets or earning power





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is sold, each of the rights will "flip-over" and become the right to purchase common shares of the acquiror for $0.50. The number of common shares of the acquiror to be purchased upon exercise of the right has been set so that the market value of this number of common shares of the acquiror equals the market value of one Class A Common Share of Fabri-Centers.

             The exercise price, and the number of Class A Common Shares of Fabri-Centers (or common shares of an acquiror) to be purchased upon exercise of the rights, are subject to adjustment to reflect any stock split, stock dividend, or similar transactions and to prevent dilution, as provided in the Rights Agreement.

             "Beneficial ownership" is broadly defined in the Rights Agreement. However, for purposes of determining the percentage of Class A Common Shares beneficially owned by Martin Rosskamm, Betty Rosskamm, Justin Zimmerman, Alma Zimmerman, Steve Reich, and Margrit Reich (who are members of the founding families of Fabri-Centers), their descendants, their spouses, and the spouses of their descendants, Class A Common Shares beneficially owned by any one or more of them (1) will not be deemed to be beneficially owned by any other of them, whether individually or as part of a group, and (2) may be transferred to any other of them without increasing the percentage of shares deemed to be beneficially owned by the recipient.

             The Board of Directors may redeem the rights for $.005 each at any time before the rights "flip-in" or "flip-over," as described above. However, the rights may not be redeemed while a person or group is the beneficial owner of 20% or more of the outstanding Class A Common Shares unless (1) "continuing directors," as described below, constitute a majority of the Board of Directors and (2) a majority of the "continuing directors" approve the redemption. "Continuing directors" are defined as directors who were in office when the person or group became the beneficial owner of, or commenced a tender offer or exchange offer for, 20% or more of the outstanding Class A Common Shares or whose election to office was recommended by a majority of the "continuing directors" in office at the time of the election.

             The terms of the rights are set forth in a Rights Agreement between Fabri-Centers and Society National Bank, as successor by merger to Ameritrust Company National Association, as rights agent, as amended by a First Amendment to Rights Agreement dated as of March 9, 1992 and a Second Amendment to Rights Agreement dated as of August 2, 1995. The provisions of the Rights Agreement or any amendment thereto may be amended by the Board of Directors to cure any ambiguity or correct any defect or inconsistency and, prior to the occurrence of a "flip-in" or "flip-over" event, to make other changes that the Board of Directors deems to be desirable and in the interests of Fabri-Centers and its shareholders. The Rights Agreement may not be amended, however, while a person or group is the beneficial owner of 20% or more of the outstanding Class A Common Shares unless (1) "continuing directors" constitute a majority of the Board of Directors and (2) a majority of the "continuing directors" approve the amendment.

             The rights will expire on November 6, 2000, unless they are exercised or redeemed before that date.

             Copies of the Rights Agreement, the First Amendment to Rights Agreement and the Second Amendment to Rights Agreement have been filed with the Securities and Exchange Commission as Exhibits to the Form 8-A Registration Statement, Form 8 Amendment to Registration Statement and Form 8-A/A Amendment No. 2 to Registration Statement. A copy of the Rights Agreement, as amended, is available from Fabri- Centers free of charge. This summary of the rights is not complete and is qualified in its entirety by reference to the Rights Agreement, as amended.






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